                                                                   Exhibit 99.1

PENTON MEDIA REPORTS FOURTH-QUARTER AND FULL-YEAR 2003 FINANCIAL RESULTS

     o Quarterly revenues and adjusted EBITDA adversely impacted by trade show timing shifts, persistent weakness in tech and manufacturing marketing spending

     o Year-to-date net loss of $87.8 million compares with loss of $286.3 million in 2002

     o Year-to-date adjusted EBITDA increases 76% from $14.5 million in 2002 to $25.5 million; adjusted EBITDA margin doubles to 12.4%

CLEVELAND, OH - February 26, 2004 - Penton Media, Inc. (OTCBB: PTON), a diversified business-to-business media company, today reported a net loss for the fourth quarter ended December 31, 2003, of $12.0 million compared with net income of $12.8 million in the year-ago quarter. Revenues for the fourth quarter of $47.3 million compared with $63.8 million in the year-ago quarter. Adjusted EBITDA was $3.1 million compared with $5.3 million in the 2002 period. (A reconciliation of adjusted EBITDA to net income (loss) is included in the supplemental information with this press release.)

Fourth-quarter 2003 results were most significantly impacted by a shift in timing of two trade shows that ran in the fourth quarter in 2002 but were held in the third quarter of 2003; the disposition of several media properties in fourth quarter 2002 and first quarter 2003; and recognition of a modest tax benefit in the quarter compared with a $30.8 million tax benefit in the 2002 fourth quarter. The year-ago benefit was the result of the Company's 2002 net operating loss available for carryback, less a valuation allowance.

After adjusting for trade show shifts and the sale of media properties, revenues in the fourth quarter declined 10.7%, or $5.7 million, and adjusted EBITDA increased to $3.1 million from $0.2 million in the year-ago fourth quarter.

The net loss applicable to common stockholders was $14.8 million, or $0.44 per diluted share, compared with a gain of $12.2 million, or $0.37 per diluted share, in the year-ago quarter.

FOURTH-QUARTER 2003 SEGMENT RESULTS
The Company's largest segment, Industry Media, experienced a 13.2% revenue decline in the fourth quarter to $21.4 million compared with the same 2002 period. Adjusted segment EBITDA (defined below) was $2.9 million, a 28.5% decline. After adjusting for property dispositions, revenues for the segment declined 11.5% and adjusted EBITDA declined 27.3%. The declines related primarily to advertising softness in manufacturing magazines and to weakness in manufacturing trade shows held in the United Kingdom.

Technology Media segment revenues fell 22.8% to $18.0 million in the quarter, while adjusted segment EBITDA grew 41.2% to $2.9 million compared with $2.0 million in 2002. After adjusting for dispositions, revenues declined 18.2% and adjusted segment EBITDA grew 22.7%. Revenue declines were driven by print advertising weakness, while adjusted segment EBITDA was substantially improved by effective cost reduction and portfolio management efforts.

Lifestyle Media segment quarterly results were significantly impacted by the shift in timing of Natural Products Expo East, which took place in the fourth quarter of 2002 and moved to the third quarter in 2003. Segment revenues declined 66.0% to $3.0 million and adjusted segment EBITDA decreased $4.4 million to a loss of $0.6 million. After adjusting for the change in timing of Expo East, revenues increased 26.5% and adjusted segment EBITDA grew 34.4%.

The Retail Media segment's results were adversely impacted by the shift in timing of the International Leisure Industry Week (LIW) exhibition, which took place in the fourth quarter of 2002 and was held in the third quarter of 2003. Revenues were down 30.5% to $4.9 million in the quarter compared with the year-ago period and adjusted segment EBITDA decreased to $0.5 million compared with $1.2 million in the 2002 fourth quarter. After adjusting for the LIW timing shift, revenues increased 10.1% and adjusted segment EBITDA decreased by $0.1 million.

(Adjusted segment EBITDA is defined as operating income (loss) before depreciation and amortization, non-cash compensation, impairment of assets, restructuring charge, provision for loan impairment, and general and administrative costs. General and administrative costs include functions such as finance, accounting, human resources, and information systems, which cannot reasonably be allocated to each segment. A reconciliation of total adjusted segment EBITDA to operating income (loss) is included in the supplemental information attached to this press release.)

FULL-YEAR 2003 PERFORMANCE
For the third consecutive year, Penton's 2003 revenues were adversely affected by cutbacks in marketing spending by business-to-business enterprises across several markets, particularly in the technology and manufacturing sectors, two of the Company's core markets. Revenues for the year were $206.3 million, a 12.3% decline from 2002. After adjusting for dispositions, revenues declined 9.4%.

Penton's 2003 net loss was $87.8 million compared with a loss of $286.3 million in 2002. Net loss for the year was impacted by:

     - A non-cash goodwill and asset impairment charge of $45.8 million compared with $223.4 million in the year-ago period; the 2002 period also included a $39.7 million non-cash impairment charge, recorded as a cumulative effect of accounting change;

     -    A provision for loan impairment of $7.6 million;

     - Restructuring and other expenses of $5.7 million compared with $15.4 million in 2002;

     - Depreciation and amortization expense of $13.8 million compared with $19.3 million in 2002;

     - A modest tax benefit compared with $40.5 million in 2002 (as previously noted);

     - A gain from discontinued operations of $0.7 million compared with a loss of $3.3 million in 2002.

The net loss applicable to common stockholders was $95.2 million, or $2.86 per diluted share, compared with a net loss of $332.5 million, or $10.27 per diluted share, in 2002. The 2002 period included a $42.1 million non-cash charge related to the immediate recognition in additional paid-in capital of the unamortized beneficial conversion feature resulting from stockholders' approval to remove Penton's preferred stock mandatory redemption date, and $4.1 million of amortization of deemed dividend and accretion of preferred stock.

The Company continued to aggressively manage costs in response to revenue declines in 2003. Adjusting for property dispositions, the cost basis of the Company was reduced $31.0 million, or 14.6%. Adjusted EBITDA, after taking into consideration dispositions, grew 61.4%.

Adjusted EBITDA margin for 2003 was 12.4% compared with a 2002 margin of 6.2%, and 6.9% after adjusting for dispositions.

FULL-YEAR 2003 SEGMENT RESULTS
The Industry Media segment (39.9% of Penton's 2003 revenues) generated $82.3 million in revenues, a 10.8% decline compared with 2002. Adjusted segment EBITDA was $15.2 million, a decline of 4.5%. After adjusting for dispositions, Industry Media revenues decreased 9.1% and adjusted segment EBITDA declined 4.0%. As noted earlier, results for this segment were impacted by difficult market conditions in the manufacturing sector. Print media serving manufacturing executives, OEM design engineers and logistics professionals, as well as trade shows serving UK manufacturing audiences, experienced the most significant declines.

The Technology Media segment (32.7% of revenues) generated $67.5 million in revenues, a 25.2% decline from 2002. Adjusted segment EBITDA for Technology Media was $7.7 million compared with $2.8 million in 2002. After adjusting for dispositions, revenues declined 20.1% and adjusted segment EBITDA grew by 87.3%. Challenges in the worldwide technology sector continued to adversely affect technology media, particularly print media serving the enterprise IT and electronics OEM segments, and tech-related trade shows in Europe. Aggressive cost reductions and portfolio management drove the segment's significant adjusted EBITDA improvement.

The Lifestyle Media segment (15.4% of revenues) experienced a 3.0% revenue increase to $31.8 million, while adjusted segment EBITDA grew 4.5% to $12.8 million. Results reflected continuing development of the natural and organic products industries.

The Retail Media segment (11.9% of revenues) generated revenues of $24.6 million, a 14.0% improvement over 2002. Adjusted segment EBITDA grew 48.8% to $5.6 million. Performance was driven by strong results of the Company's foodservice and hospitality publishing properties.

On a product line basis, full-year Publishing revenues declined 10.6%, Trade Shows and Conferences revenues declined 22.0%, and Online Media revenues grew 9.2%. After adjusting for dispositions, Publishing revenues fell 9.8% year over year, Trade Shows and Conferences revenues declined 13.8%, and Online Media revenues increased 16.3%.

"While Penton's top line was very disappointing, we achieved good growth in adjusted EBITDA and margins in 2003," said Thomas L. Kemp, chairman and CEO. "Our cost management focus throughout the year was on reducing corporate overhead and implementing process improvements to realize a permanent reduction in the cost basis of the business, while maintaining the high quality of our media products and customer service levels. We have a strong portfolio as well as dedicated and talented media professionals and support staff, and we're competing effectively in all our markets. We're eager to put the B2B media recession behind us and turn our attention to building this business once again."

BUSINESS OUTLOOK
"Although business conditions appear to be stabilizing during the first quarter, customers in several segments we serve continue to spend cautiously on marketing, travel, and education and training - areas that directly affect our performance," said Kemp. "It is difficult to determine when spending will drive a marked improvement for B2B media, although we are encouraged by more positive discussions with customers.

"We are confident that the Company is positioned well to leverage overall strengthening of global economies, and a recovery in the technology and manufacturing sectors in particular," Kemp said. "We will continue to reduce the cost structure of the business, and will focus on driving revenues through aggressive, consultative selling of integrated marketing solutions to our customers and through the introduction of creative media products, particularly e-media and custom media that address our customers' need to reach qualified buyers."

Penton does not plan to provide earnings guidance due to limited visibility in many of its markets. The Company's strategic focus is on developing a larger presence in markets it serves that have superior growth characteristics; diversifying its revenue channels, with a focus on expanding its electronic and event media portfolios; and leveraging its brands and market positions globally.

CONFERENCE CALL ON THE WEB
Penton will host a conference call to review its fourth-quarter 2003 results and its business outlook at 11 a.m. Eastern time today, February 26, 2004. The call dial-in number is 973-633-1010. The live call will also be accessible via the Investors section of Penton's Web site, www.penton.com, and a replay will be archived on the site. A telephone replay of the conference call will be available from the afternoon of February 26 until 6 p.m. Eastern time March 4 by calling 402-220-1156. No access code is necessary.

NON-GAAP FINANCIAL MEASURES
The Company believes that, although not prescribed under generally accepted accounting principles (GAAP), adjusted EBITDA provides stockholders and investors with a valuable measure for evaluating Penton's operating performance. Penton also uses adjusted EBITDA as a basis for determining bonuses for certain management-level employees. The most directly comparable GAAP measure, which is net income (loss), includes depreciation and amortization, non-cash compensation, impairment of assets, provision for loan impairment, interest expense, taxes, restructuring charges, and other non-operating items. Adjusted EBITDA excludes these items because they do not directly influence the ongoing operations of the business.

Penton believes that adjusted EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance prepared in accordance with GAAP.

The Company evaluates performance of its segments based on revenues and adjusted segment EBITDA. As such, management uses adjusted segment EBITDA, as previously defined, as the primary measure of profitability in evaluating segment operations.

Not all companies calculate adjusted EBITDA and adjusted segment EBITDA in the same manner, and these measures as presented may not be comparable to similarly titled measures by other companies.

ABOUT PENTON MEDIA
Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

FORWARD-LOOKING STATEMENTS
The statements included within the Business Outlook section of this press release and other statements in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; the performance of Penton's natural products industry trade shows; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage costs; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. Penton does not undertake any obligation to publicly update or revise any forward-looking statements that arise after the date of this release, whether as a result of new information, future events or otherwise. Please refer to Penton's most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of risks and other factors that could cause actual results to differ materially from those contained in this press release.

                               PENTON MEDIA, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

       (Unaudited; dollars and shares in thousands, except per share data)


                                                                 Three Months Ended                      Year Ended
                                                                     December 31,                        December 31,
                                                                2003              2002              2003            2002 (1)
                                                              ---------         ---------         ---------         ---------
REVENUES                                                      $  47,283         $  63,837         $ 206,260         $ 235,106
                                                              ---------         ---------         ---------         ---------

OPERATING EXPENSES:
  Editorial, production and circulation                          23,297            28,193            92,617           103,894
  Selling, general and administrative                            20,897            31,591            89,502           119,688
  Impairment of assets                                             --                --              45,797           223,424
  Provision for loan impairment                                    --                --               7,600              --
  Restructuring charges and other expenses                        2,371             4,654             5,707            15,436
  Loss on Sale of Properties                                       --                 888              --                 888
  Depreciation and amortization                                   2,967             4,483            13,790            19,329
                                                              ---------         ---------         ---------         ---------
                                                                 49,532            69,809           255,013           482,659
                                                              ---------         ---------         ---------         ---------
OPERATING LOSS                                                   (2,249)           (5,972)          (48,753)         (247,553)
                                                              ---------         ---------         ---------         ---------

OTHER INCOME (EXPENSE):
  Interest expense                                               (9,456)           (9,741)          (39,686)          (38,193)
  Interest income                                                   184               182               523               768
  Gain on sale of investments                                      --                --                --               1,491
  Gain on extinguishment of debt                                   --                --                --                 277
  Writedown of Internet investments                                --                (107)               24               (41)
  Miscellaneous, net                                               (454)             (392)             (748)             (635)
                                                              ---------         ---------         ---------         ---------
                                                                 (9,726)          (10,058)          (39,887)          (36,333)
                                                              ---------         ---------         ---------         ---------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                          (11,975)          (16,030)          (88,640)         (283,886)

Benefit for income taxes                                              8            30,783                53            40,514
                                                              ---------         ---------         ---------         ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                        (11,967)           14,753           (88,587)         (243,372)

Discontinued operations, net of taxes                               (39)           (1,922)              738            (3,252)
                                                              ---------         ---------         ---------         ---------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                          (12,006)           12,831           (87,849)         (246,624)

Cumulative effect of accounting change, net of taxes               --                --                --             (39,700)
                                                              ---------         ---------         ---------         ---------

NET INCOME (LOSS)                                               (12,006)           12,831           (87,849)         (286,324)

Amortization of deemed dividend and accretion of
  preferred stock                                                (2,812)             (661)           (7,307)          (46,174)
                                                              ---------         ---------         ---------         ---------


NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS           $ (14,818)        $  12,170         $ (95,156)        $(332,498)
                                                              =========         =========         =========         =========

ADJUSTED EBITDA                                               $   3,146         $   5,257         $  25,514         $  14,503
                                                              =========         =========         =========         =========

EARNINGS PER COMMON SHARE - basic and diluted:
  Income (loss) from continuing operations applicable
     to common stockholders                                   $   (0.44)        $    0.43         $   (2.88)        $   (8.94)
  Discontinued operations, net of taxes                            --               (0.06)             0.02             (0.10)
  Cumulative effect of accounting change, net of taxes             --                --                --               (1.23)
                                                              ---------         ---------         ---------         ---------
  Net income (loss) applicable to common stockholders         $   (0.44)        $    0.37         $   (2.86)        $  (10.27)
                                                              =========         =========         =========         =========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic                                                          33,475            32,742            33,299            32,374
                                                              =========         =========         =========         =========
  Diluted                                                        33,475            32,784            33,299            32,374
                                                              =========         =========         =========         =========

(1) YTD 2002 results reflect the reclassification of extraordinary items.

                               PENTON MEDIA, INC.
                        SUPPLEMENTAL SEGMENT INFORMATION
           AND RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)
                      (Unaudited; all amounts in thousands)

                                                            Three Months Ended                      Year Ended
                                                               December 31,                        December 31,
                                                          2003              2002              2003              2002
                                                        ---------         ---------         ---------         ---------
Revenues

     Industry Media                                     $  21,372         $  24,634         $  82,366         $  92,380

     Technology Media                                      17,960            23,260            67,492            90,267

     Lifestyle Media                                        3,005             8,829            31,756            30,839

     Retail Media                                           4,946             7,114            24,646            21,620
                                                        ---------         ---------         ---------         ---------

Total Revenues                                          $  47,283         $  63,837         $ 206,260         $ 235,106
                                                        =========         =========         =========         =========

Adjusted EBITDA

     Industry Media                                     $   2,867         $   4,008         $  15,180         $  15,903

     Technology Media                                       2,868             2,031             7,744             2,785

     Lifestyle Media                                         (645)            3,793            12,790            12,245

     Retail Media                                             509             1,183             5,608             3,768
                                                        ---------         ---------         ---------         ---------
         Subtotal                                           5,599            11,015            41,322            34,701

     General & Administrative                              (2,453)           (5,758)          (15,808)          (20,198)
                                                        ---------         ---------         ---------         ---------

Total Adjusted EBITDA                                   $   3,146         $   5,257         $  25,514         $  14,503
                                                        =========         =========         =========         =========

Total Adjusted EBITDA                                   $   3,146         $   5,257         $  25,514         $  14,503
     Restructuring charge and other expenses               (2,371)           (4,654)           (5,707)          (15,436)
     Provision for loan impairment                           --                --              (7,600)             --
     Impairment of assets                                    --                --             (45,797)         (223,424)
     Loss on sale of properties                              --                (888)             --                (888)
     Non-cash compensation                                    (57)           (1,204)           (1,373)           (2,979)
     Depreciation and amortization                         (2,967)           (4,483)          (13,790)          (19,329)
                                                        ---------         ---------         ---------         ---------
Operating Loss                                             (2,249)           (5,972)          (48,753)         (247,553)

     Interest expense                                      (9,456)           (9,741)          (39,686)          (38,193)
     Interest income                                          184               182               523               768
     Gain on sale of investments                             --                --                --               1,491
     Gain on extinguishment of debt                          --                --                --                 277
     Miscellaneous, net                                      (454)             (499)             (724)             (676)
     Benefit for income taxes                                   8            30,783                53            40,514
     Discontinued operations, net of taxes                    (39)           (1,922)              738            (3,252)
         Cumulative effect of accounting change,
            net of taxes                                     --                --                --             (39,700)
                                                        ---------         ---------         ---------         ---------

Total Net Income (loss)                                 $ (12,006)        $  12,831         $ (87,849)        $(286,324)
                                                        =========         =========         =========         =========

                               PENTON MEDIA, INC.
                        SUPPLEMENTAL PRODUCT INFORMATION
                      (Unaudited; all amounts in thousands)


                                            Three Months Ended                      Year Ended
                                               December 31,                        December 31,
                                          2003              2002              2003              2002
                                        --------          --------          --------          --------
Revenues

     Publishing                         $ 34,782          $ 39,949          $148,171          $165,686

     Trade Shows & Conferences             8,861            20,421            44,209            56,707

     Online Media                          3,640             3,467            13,880            12,713
                                        --------          --------          --------          --------

Total Revenues                          $ 47,283          $ 63,837          $206,260          $235,106
                                        ========          ========          ========          ========

                               PENTON MEDIA, INC.
                            SUPPLEMENTAL INFORMATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (All amounts in thousands)


                                                        December 31, 2003   December 31, 2002
                                                        -----------------   -----------------
                                                           (Unaudited)
ASSETS
Cash and cash equivalents                                   $  29,626           $   6,771
Other current assets                                           36,761              97,309
Current assets of discontinued operations                        --                 2,049
Property, plant and equipment, net                             18,803              23,917
Goodwill, net                                                 214,411             251,972
Other intangibles, net                                         18,826              32,754
Other assets                                                      463                --
                                                            ---------           ---------
                                                            $ 318,890           $ 414,772
                                                            =========           =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities                                         $  57,454           $  73,180
Current liabilities of discontinued operations                   --                 1,050
Long-term debt                                                328,613             328,220
Other long-term liabilities                                    22,690              27,231
Mandatorily redeemable convertible preferred stock             53,481              46,174
Redeemable common stock                                             2               1,118
Stockholders' deficit                                        (143,350)            (62,201)
                                                            ---------           ---------
                                                            $ 318,890           $ 414,772
                                                            =========           =========